Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Veeva Systems Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-191760, 333-194639 and 333-203159) on Form S-8 of Veeva Systems Inc. (the Company) of our report dated March 31, 2016, with respect to the consolidated balance sheets of Veeva Systems Inc. as of January 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2016, and the effectiveness of internal control over financial reporting as of January 31, 2016, which report appears in the January 31, 2016 annual report on Form 10-K of Veeva Systems Inc.

Our report dated March 31, 2016, on the effectiveness of internal control over financial reporting as of January 31, 2016 expresses our opinion that Veeva Systems Inc. did not maintain effective internal control over financial reporting as of January 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the valuation of acquired intangibles assets has been identified and included in management’s assessment in Item 9A(b).

Our report also contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Veeva Systems Inc.’s internal control over financial reporting as of January 31, 2016, the internal controls over financial reporting of Zinc Ahead and Qforma CrowdLink, which the Company acquired in 2016.

/s/ KPMG LLP

Santa Clara, California

March 31, 2016